Exhibit 99.6

NOTE ASSIGNMENT AGREEMENT

This Note Assignment Agreement (this “Assignment”) is made effective as of this 1st day of July 2021 by and among THRC Holdings, LP (“Assignor”), Farris Wilks (“Assignee”) and, solely for purposes of Section 5 and Section 6, U.S. Well Services, Inc. (the “Company”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Note Purchase Agreement (as defined below).

WHEREAS, Assignor is the beneficiary of certain obligations owed by the Company, which obligations are set forth in that certain Convertible Senior Secured (Third Lien) PIK Note dated June 24, 2021, in the aggregate principal amount of $25,000,000 for the benefit of Assignor (the “Cash Note”);

WHEREAS, Assignor is a party to that certain Note Purchase Agreement dated June 24, 2021 (the “Note Purchase Agreement”) and that certain Registration Rights Agreement dated June 24, 2021 (the “Registration Rights Agreement”), and Assignee intends to join such Note Purchase Agreement and Registration Rights Agreement (the “Joinder”);

WHEREAS, subject to the terms and conditions of this Agreement, Assignor desires to convey, assign, transfer, set over and deliver to Assignee all of Assignor’s right, title, benefit, privileges and interests in and to $12,500,000 of the aggregate principal amount of the Cash Note (representing one-half of the aggregate principal amount of the Cash Note) (the “Assigned Interest”) and Assignee desires to accept and assume the Assigned Interest from Assignor; and

WHEREAS, the Company desires to consent to the assignment described herein and waive certain obligations of Assignor under Section 9.2 of the Note Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Assignment. Pursuant to Section 9.2 of the Note Purchase Agreement, Assignor (as a Holder of a Note) hereby absolutely and irrevocably sells, transfers, distributes and assigns to Assignee the Assigned Interest, free and clear of all liens and other encumbrances, and Assignee hereby accepts and assumes the Assigned Interest.

2. Consideration. As consideration for the assignment of the Assigned Interest set forth in Section 1, Assignee shall, promptly following the date hereof, pay to Assignor an amount equal to $12,500,000.

3. New Cash Notes. Assignor and Assignee hereby acknowledge and agree that in order to evidence the assignment contemplated herein and as contemplated by Section 9.2 of the Note Purchase Agreement, Assignor will submit the Cash Note to the Company in exchange for the Company’s issuance of (i) $12,500,000 in principal amount of a new cash note to Assignor and (ii) $12,500,000 in principal amount of a new cash note to Farris Wilks.

4. Investment Representations. The investment representations set forth in Section 4.5 of the Note Purchase Agreement (the “Investment Representations”) are hereby incorporated into this Agreement by this reference and Assignee hereby represents and warrants to Assignor and the Company that the Investment Representations are accurate with respect to Assignee, as if Assignee were a “Purchaser” under the Note Purchase Agreement with respect to the portion of the Cash Note included in the Assigned Interest.

5. Consent; Waiver. The Company hereby consents to the transactions contemplated by this Agreement in all respects. The Company hereby unconditionally waives Assignor’s obligation to provide an opinion of counsel in a form reasonably satisfactory to the Company that registration of the transactions contemplated by this Agreement is not required under the Securities Act, as set forth in Section 9.2 of the Note Purchase Agreement.

6. Joinder. Assignor, Assignee and the Company hereby acknowledge and agree that they will use reasonable efforts to, promptly following the date hereof, execute appropriate documentation in accordance with the terms of the Note Purchase Agreement and Registration Rights Agreement to effect the Joinder.

7. Binding Effect. This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

8. Entire Agreement. This Assignment constitutes the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, correspondence, representation or understanding between the parties relating to the subject matter hereof, whether written or oral.

9. Governing Law. This Assignment and the rights and obligations of the parties hereunder shall be construed in accordance with, and shall be governed by, the laws of the State of Delaware without regard to its conflicts of law provisions.

10. Counterparts. This Assignment may be executed in one or more counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties have executed this Assignment as of the date first above written.

ASSIGNOR:
THRC HOLDINGS, LP

by	/s/ Matt Wilks
Name: Matt Wilks
Title: VP, Investments

ASSIGNEE:
FARRIS WILKS

/s/ Farris Wilks
Name: Farris Wilks

Signature Page to Note Assignment Agreement

Solely for purposes of Section 5 and Section 6,

COMPANY:
U.S. WELL SERVICES, INC.

by	/s/ Kyle O’Neill
Name: Kyle O’Neill
Title: Chief Financial Officer